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                                                                       EXHIBIT 5

                   [LETTERHEAD OF MAXWELL SHOE COMPANY INC.]


                                 April 20, 1998



(213) 229-7000                                                 C 59343-00026

Maxwell Shoe Company Inc.
101 Sprague Street
P.O. Box 37
Readville, MA 02137


Re:  Maxwell Shoe Company Inc. - Form S-2
     Registration Statement (No. 333-48199)
     --------------------------------------

Ladies and Gentlemen:

     We have acted as counsel for Maxwell Shoe Company Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of 6,145,792 shares of the Company's Class A Common Stock, $.01 par value per share (the "Shares"), on Form S-2 Registration Statement No. 333-48199 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). Of the 6,145,792 Shares, (i) 5,344,167 Shares are to be sold by Mr. Maxwell V. Blum, Ms. Betty Ann Blum, Ms. Marjorie W. Blum, a trust for the benefit of Mr. Blum's wife and Mr. Mark Cocozza (collectively, the "Selling Stockholders"), and (ii) 801,625 Shares are subject to an option granted to the Underwriters (as defined below) by the Company to cover over-allotments. We understand that the Company and the Selling Stockholders propose to sell the Shares to a group of underwriters (the "Underwriters") represented by Lehman Brothers Inc., Bear, Stearns & Co. Inc., BT Alex. Brown Incorporated and Tucker Anthony Incorporated for offering to the public.

     For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed
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Maxwell Shoe Company Inc.
April 20, 1998
Page 2

necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

     On the basis of and in reliance upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized and (ii) (x) the 380,850 Shares to be issued by the Company and sold by the Selling Stockholders, when issued in accordance with the terms of the stock option agreements between the Company and the respective Selling Stockholders and sold in accordance with the terms of the Registration Statement and an underwriting agreement among the Company, the Selling Stockholders and the Underwriters, substantially in the form filed as an exhibit to the Registration Statement (the "Underwriting Agreement"), (y) the 801,625 Shares to be issued upon any exercise of the over-allotment option by the Underwriters and sold by the Company, if and when issued and sold in accordance with the terms of the Registration Statement and the Underwriting Agreement and (z) the 4,963,317 Shares to be sold by the Selling Stockholders, when issued by the Company upon the conversion of a like number of shares of the Company's Class B Common Stock, par value $.01 per share, in accordance with the terms of the Company's Certificate of Incorporation, will be duly and legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Sincerely,


                              GIBSON, DUNN & CRUTCHER LLP